Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration statement (Form S-8 No. 333-212942) pertaining to an employee benefit plan of ILG, Inc.,
(2)	Registration statement (Form S-8 No. 333-186932) pertaining to an employee benefit plan of ILG, Inc., and
(3)	Registration statement (Form S-8 No. 333-188727) pertaining to an employee benefit plan of ILG, Inc.;

of our reports dated February 28, 2018, with respect to the consolidated financial statements and schedule of ILG, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of ILG, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

    /s/ Ernst & Young LLP

          Certified Public Accountants

Miami, Florida

February 28, 2018